ZAYO GROUP ACQUIRES NEO TELECOMS, EXPANDS NETWORK IN FRANCE

BOULDER, Colo. - Apr. 28, 2014 - Zayo Group, LLC (“Zayo”), an international provider of Bandwidth Infrastructure services, today announced it has signed a definitive agreement to acquire Neo Telecoms (“Neo”), a Paris-based Bandwidth Infrastructure company. The acquisition adds 350 metro route miles in Paris and more than 500 on-net buildings to Zayo’s network. Neo also operates 9 colocation centers across France, offering more than 36,000 square feet of data center space. The Paris and regional network throughout France will be integrated into Zayo’s existing European network connecting London, Frankfurt and Amsterdam and the U.S.

Founded in 2003, Neo currently operates Paris’ first fiber-optic Metropolitan Area Network (MAN), enabling companies across France to connect to Paris’ international business hub.  Neo provides dark fiber, IP, Ethernet, wavelength and colocation services to high-bandwidth companies in continental Europe and serves more than 600 carrier and enterprise customers, primarily concentrated in the technology, media, telecom, and finance sectors.

The purchase price has not been disclosed but will be funded with cash on hand and is expected to close at the end of the second quarter of 2014.

For more information about Zayo’s network, visit www.zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of managed services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the US.  Please visit www.zayo.com for more information about Zayo and its fiber solutions.

About Neo Telecoms

Neo is a metropolitan optical fiber operator and an international hosting and IP services provider, headquartered in Paris. The company has impressively grown since its foundation in 2003 and currently serves more than 600 customers. Neo’s  optical network has a presence in the main business centers in and around Paris.  Neo has also built a latest generation, international network that is 100% based on an IP/MPLS architecture and is connected to the main economic European and North American Internet exchanges, enabling it to be the number two IP network of France. Neo has built a network of 9 datacenters spread over the national territory and envisions another five by 2015. Neo’s annual revenues surpassed 30 million euros in 2013.

Media Contact
Linhart Public Relations for Zayo
Ashley Frost
AFrost@linhartpr.com
(303) 951-2578